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                                                                       EXHIBIT 2


                            U.S. ENERGY SYSTEMS, INC.
                             SUBSCRIPTION AGREEMENT

SUBSCRIBER:                               Energy Systems Investors LLC

SECURITIES SUBSCRIBED FOR:                250,000 shares of Series A Convertible
                                          Preferred Stock, $.01 par value, at
                                          $9.00 per share.

AGGREGATE PURCHASE PRICE:                 $2,250,000.00



         SUBSCRIPTION AGREEMENT, dated as of March 20, 1998, by and between U.S. Energy Systems, Inc., a Delaware corporation (the "Company"), and Energy Systems Investors LLC, a Delaware limited liability company (the "Investor").

                                   WITNESSETH:

         The Company desires to sell, and the Investor desires to buy, an aggregate of 250,000 shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), at a purchase price of $9.00 per share, having the rights and preferences set forth in the Certificate of Designation attached hereto as Exhibit A (the "Certificate of Designation"). The Preferred Stock is sometimes referred to herein as the "Securities."

         The Company is described in the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1997, Quarterly Reports on Form 1O-QSB for the quarters ended April 30, 1997, July 31, 1997 and October 31, 1997, and current reports on Form 8-K dated April 24, 1997, August 12, 1997, August 22, 1997 and November 3, 1997 (collectively, the "Reports") filed with the Securities and Exchange Commission (the "Commission").

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Subscription and Payment. Subject to the terms and conditions herein set forth, the Investor hereby subscribes for the number of shares of Preferred Stock set forth above. The Investor acknowledges that this subscription shall not be effective until accepted by the Company.

         The Investor agrees to deliver to the Company at the Closing (as defined below) by wire transfer to an account designated by the Company the aggregate purchase price of S2,250,000, payable in immediately available funds, for the Securities subscribed for hereby.
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         2.       Closing. The closing (the "Closing") of the purchase and sale of the Securities subscribed for hereby (the "Offering") shall occur on March 23, 1998 or the earliest date thereafter on which the closing conditions specified in Sections 8 and 9 of this Agreement shall have been satisfied or waived (any such date, the "Closing Date"); provided, however, that if the Closing has not occurred by March 31, 1998, then this Agreement shall terminate and the Closing shall not take place. At the Closing, the Company will deliver to the Investor: (i) one executed copy of this Agreement; (ii) a stock certificate representing the Investor's ownership of the Preferred Stock subscribed for hereby; (iii) an executed Registration Rights Agreement in the form attached hereto as Exhibit B (the "Registration Rights Agreement"); and
(iv) such other certificates, instruments, opinions and documents as are otherwise set forth herein or contemplated hereby. Subject to the provisions of
Section 13 hereto and prior to execution by the Company, the Company shall have the right to reject this Subscription Agreement and not issue the Securities to the Investor, in its discretion.

         3. Termination of Offering. The Investor understands and agrees that it will not be entitled to exercise the rights of a Stockholder of the Company until an appropriate certificate representing the Preferred Stock for which it has subscribed has been issued to it on the day of the Closing. If (a) the Company shall have reasonably determined that an event has occurred or a condition exists which could materially and adversely affect the business or proposed business of the Company and that such possibility warrants termination of the Offering, (b) the conditions to the Closing of the Offering are not satisfied or (c) the Company elects to terminate the Offering, the Offering will be terminated, and the Company will not issue the Preferred Stock and the Company will not be entitled to payment of the purchase price for the Preferred Stock.

         4. Representations and Warranties by Investor. The Investor hereby represents and warrants to the Company that:

                  (a) it is an "accredited investor" as that term is defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Act");

                  (b) it has the requisite knowledge and experience in financial and business matters through its managers to be capable of evaluating the merits and risks of an investment in the Company;

                  (c) it has received and read the Reports and has evaluated the risks of investing in the Company;

                  (d) it has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the Offering and to obtain additional information necessary to verify the accuracy of the information contained in the Reports or such other information as it desired in order to evaluate its investment;

                  (e) in making the decision to purchase the Securities herein subscribed for, it has relied solely upon the Reports, the representations, warranties, agreements, undertakings and acknowledgments of the Company in this Subscription Agreement and independent investigations made by such Member;


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                  (f)      it understands that an investment in the Company
involves certain risks and the Investor has taken full cognizance of and understands such risks, including those set forth in the Reports;

                  (g) it understands that neither the Preferred Stock nor the shares of Common Stock into which the Preferred Stock is convertible has been registered under the Act, and agrees that the Preferred Stock and the Common Stock may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Act and subject to the terms of this Subscription Agreement;

                  (h) it understands that no federal or state agency has made any finding or determination as to the fairness of the investment in, or any recommendation or endorsement of, the Preferred Stock;

                  (i) the Securities herein subscribed for are being acquired by the Investor in good faith solely for the account of the Investor, for investment purposes and not with a view to subdivision, distribution or resale. The Investor will not sell or otherwise dispose of any shares of the Preferred Stock or Common Stock, as the case may be, unless:

                           (i) the Investor shall have advised the Company in writing that it intends to dispose of such shares of Preferred Stock or Common Stock, as the case may be, in a manner to be described in such advice, and counsel reasonably acceptable to the Company and its respective counsel shall have delivered to the Company an opinion reasonably acceptable to the Company and its respective counsel that registration is not required under the Act or under any applicable securities laws of any jurisdiction; or

                           (ii) a registration statement on an appropriate form under the Act, or a post-effective amendment to such registration statement, covering the proposed sale or other disposition of such shares of Preferred Stock or Common Stock, as the case may be, shall be in effect under the Act and such shares of Preferred Stock or Common Stock or the proposed sale or other disposition thereof shall have been registered or qualified under applicable securities laws of any jurisdiction.

         The Investor acknowledges and agrees that the certificates representing the Preferred Stock and the Common Stock shall bear the following legend (unless subsequently registered under the Act):

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933 and may not be sold, exchanged, hypothecated or transferred in any manner except in compliance with such Act and that certain Subscription Agreement dated as of March 20, 1998 between the Corporation and Energy Systems Investors LLC."


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         The Investor also acknowledges that the Comparing may place a stop transfer order against transfer of the Preferred Stock and the Common Stock, if necessary in the Company's reasonable judgment, in order to assure compliance by the Investor with the terms of this Agreement.

                  (j) The Investor represents and warrants that (i) the individual executing this Agreement has appropriate authority to act on behalf of the Investor and (ii) the Investor is not an Investment Company, as defined under the Investment Company Act of 1940, as amended. This Agreement has been duly executed and delivered by or on behalf of the Investor and constitutes the valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms.

                  (k) The Investor understands that the Securities are being offered and sold, and the shares of Common Stock issuable upon conversion of the Preferred Stock are being offered hereby in reliance on specific exemptions from the registration requirements of the Act and that the Company is relying on the foregoing representations, warranties, agreements, undertakings and acknowledgments in determining the availability of such exemptions and the Investor's suitability as the purchaser of the Securities.

         5. Representations and Warranties of the Company. The Company represents and warrants to the Investor that:

                  (a) The Company has duly filed with the Commission all reports required to be filed by it by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has furnished to the Investor a true and correct copy of each Report. Each Report did not, as of the date on which it was signed, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) The financial statements (including the related notes) of the Company included in the Reports present fairly the financial position of the Company as of the dates indicated and its results of operations for the periods specified therein. All such financial statements have been prepared in accordance with generally accepted accounting principles on a basis consistently applied.

                  (c) The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full power and authority (corporate and other) to own its properties and conduct its business as described in the Reports, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it makes such qualification necessary for the conduct of its business as described in the Reports except where the failure to be so qualified would not have a material adverse effect on the Company.


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                  (d)      The authorized capital stock of the Company consists
of (i) 5,000,000 shares of Preferred Stock, par value S.01 per share, of which none are outstanding as of January 31, 1998, and (ii) 35,000,000 shares of Common Stock, par value $.01 per share, of which 5,160,609 shares are issued and outstanding as of January 31, 1998. At January 31, 1998, there were outstanding options, warrants and convertible debentures exercisable for or convertible into a total of 5,912,725 shares of Common Stock. The Company has all requisite power and authority to issue, sell and deliver the Preferred Stock in accordance with and upon the terms and conditions set forth in this Agreement and the Common Stock issuable upon conversion of the Preferred Stock; and all corporate action required to be taken by the Company for the due and proper authorization, issuance, sale and delivery of the Securities and Common Stock has been validly and sufficiently taken. The outstanding shares of Common Stock are, and the shares of Common Stock issuable upon conversion of the Preferred Stock in accordance with their respective terms will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

                  (e) Except as set forth in this Agreement, or as described in the Reports, subsequent to the respective dates as of which information is given in the Reports, the Company has not incurred any material liability or obligation, direct or contingent, or entered into any material transaction (except for the transactions contemplated hereby), whether or not in the ordinary course of business, and there has not been any material change on a consolidated basis in the capital stock, or any material increase in the short-term debt or long-term debt, or any material adverse change in the condition (financial or other), business, key personnel, properties or results of operations of the Company.

                  (f) The Company is not in violation of any material provision of its Certificate of Incorporation or Bylaws or in default in the performance of any material obligation contained in any material agreement, indenture or other instrument. The performance by the Company of its obligations under this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach of the Certificate of Incorporation or Bylaws of the Company, or any material agreement, indenture or other instrument to which the Company is a party or by which it is bound, or (assuming the accuracy of the Investor's representations and warranties herein) any law, rule, administrative regulation or decree of any court or governmental authority having jurisdiction over the Company or its properties, or result in the creation or imposition of any material lien, charge, claim or encumbrance upon any property or asset of the Company. Except as required by the Act and applicable state securities or blue sky laws and except for the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, no consent, approval, authorization or order of any court or governmental authority is required in connection with the consummation of the transactions contemplated by this Agreement. The rights granted to the Investor hereunder do not in any way conflict with and are not inconsistent with any rights granted to the holders of the Company's securities or debt instruments.

                  (g) The Common Stock issuable upon conversion of the Preferred Stock, upon such issuance, will conform to the description thereof contained in the Reports. Except as


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described in the Reports, there are no preemptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of, any shares of Common Stock pursuant to the Company's Certificate of Incorporation or Bylaws or any agreement or other instrument to which the Company is a party. Neither the Offering nor the sale of the Preferred Stock as contemplated in this Agreement gives rise to any rights for or relating to the registration of any shares of Common Stock (other than as provided in Section 10 of this Agreement).

                  (h) The Company has full right, power and authority to enter into this Agreement and this Agreement has been duly authorized, executed and delivered by the Company and (assuming the accuracy of the Investor's and Members' representations and warranties herein) constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (i) Except as set forth in the Reports, there are no actions, suits or proceedings pending before or by any court or governmental agency or authority, or any arbitrator, which seek to restrain or prohibit the consummation of the transactions contemplated hereby or which might reasonably be expected to result in any material adverse change in the condition (financial or other), business or results of operations of the Company and, to the best of the Company's knowledge, no such action, suit or proceeding has been threatened.

                  (j) The Company is not in violation of any law, ordinance, governmental rule or regulation or court decree to which it may be subject and the Company has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain is likely to have a material adverse effect on the condition (financial or other), business or results of operations of the Company, except that (i) the Company and its affiliates have not received all authorization required to construct the private geothermal heating district project currently being developed by Reno Energy LLC in Reno, Nevada, and (ii) the Company and its affiliates have not received authorization necessary to renew its air commissions permit with respect to its cogeneration unit in Lehi, Utah.

         6.       Covenants of the Investor.

                  (a) The Investor covenants with the Company that at all times during which it holds the Preferred Stock or Common Stock, it shall comply with all applicable federal and state securities laws, the rules and regulations of the Nasdaq Stock Market, or any other market or exchange on which the Company's securities are traded, and any applicable state law relating to the governance of corporations, pertaining to the amount of equity ownership of the Company that the Investor or its members may beneficially own, the aggregate voting rights the Investor or its members may have in respect to all other stockholders of the Company, and the affective


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change in control of the Company. Should the Company reasonably believe that any dividend or distribution of Preferred Stock or Common Stock, additional grants of Preferred Stock or Common Stock. Purchase Price adjustment or other occurrence would place the Investor, the members or the Company in violation of any such rules, regulations or laws, it shall have the right to take any action it deems necessary to avoid any such violation, including, but not limited to, substitution of cash for any payment of a stock dividend or distribution or grant of additional securities of the Company.

                  (b) The Investor will not engage in any activity that would jeopardize the status of the Offering as an exempt transaction under the Act or under the laws of any state in which the Offering is made.

                  (c) The Investor acknowledges that the representations, warranties, agreements, undertakings and acknowledgments are made by the Investor with the intent that they be relied upon by the Company in determining whether to issue the Securities.

         7. Covenants of the Company. The Company covenants with the Investor that:

                  (a) The Company will apply the net proceeds from the sale of the Securities to working capital and other general corporate purposes and possible acquisitions.

                  (b) The Company will, so long as the Investor shall be the holder of Preferred Stock or Common Stock, furnish to the Investor, as soon as practicable after the end of each fiscal year, an annual report with respect to such year (including financial statements audited by independent public accountants) and, as soon as practicable after the end of each quarterly period (other than the last quarterly period) of each fiscal year, a statement (which need not be audited) of the results of operations of the Company for such period, and, to the extent not otherwise furnished, promptly upon the filing thereof, copies of all reports filed by the Company with the Commission pursuant to the Exchange Act.

                  (c) The Company shall at all times keep in reserve the number of shares of its Common Stock issuable from time to time upon the conversion of all the outstanding Preferred Stock.

                  (d) The Investor shall have the right to nominate one person to the Company's Board of Directors, which person shall be appointed to the Board of Directors at the Closing, and shall be included in the slate of the Board of Directors for a three-year term as presented to the Stockholders of the Company at their 1998 annual meeting.

                  (e) The Investor shall have the right to purchase in any public or private offering of the Company's securities (exclusive of issuances of Common Stock or options to purchase Common Stock to officers, directors, employees and consultants of the Company, or stock issued in connection with an acquisition or merger by the Company) within two (2) years


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of the Closing Date a portion of such offering, on the same terms offered to other investors, equal to the Investor's then-current percentage of equity ownership in the Company.

                  (f) Neither the Company nor any of its officers, directors or employees will engage in any activity that would jeopardize the status of the Offering as an exempt transaction under the Act or under the laws of any state in which the offering is made.

                  (g) The Company acknowledges that the representations, warranties, agreements, undertakings and acknowledgments are made by the Company with the intent that they be relied upon by the Investor and the Members in determining whether to subscribe for the Securities.

                  (h) The Company shall grant the Investor additional shares of Preferred Stock or Common Stock (provided such grant does not increase the Investor's (or combined group of investors) voting control in the Company above 19.9% at such time unless previously approved by the stockholders of the Company) or pay the Investor in cash, or some combination thereof at the Company's option, if any non-operational, extraordinary or non-recurring event (an "Event") occurs within 24 months of the Closing Date and which arises from a situation preceding the Closing Date hereof, which diminishes the stockholder equity in the Company as of January 31, 1998, in an amount greater than $500,000. The amount of any additional grant of Preferred Stock (or Common Stock, or payment of cash pursuant to this Section 7(h), shall be equal to the decrease in stockholder equity multiplied by the Investor's then-current equity percentage ownership in the Company, divided by the lesser of (a) the average market price of the Company's Common Stock on the five days prior to the Event or (b) 150% of the Conversion Price.

                  (i) Any dividends to be received by the Investor pursuant to Section 3 of the Company's Certificate of Designation of its Series A Convertible Preferred Stock shall be paid by the Company in cash or a grant of Common Stock or some combination thereof, at the option of the Investor.

                  (j) Subject to the approval of a majority of the stockholders of the Company in accordance with the rules of Nasdaq, the Investor shall have the option to purchase up to an additional 222,000 shares of Preferred Stock within one year of the date hereof on the same terms and conditions as set forth herein.

         8. Conditions of Investor Obligations. The Investor's obligations under this Agreement are subject to the accuracy of the representations and warranties of the Company made in Section 5 hereof in all material respects, and to the performance by the Company of its other obligations under this Agreement to be performed at or prior to the Closing.

         9. Conditions of Obligations of the Company. The obligations of the Company under this Agreement are subject to the accuracy of the representations and warranties of the Investor and the Members made in Section 4 hereof in all material respects, and to the


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performance by the Investor and the Members of their other obligations under this Agreement to be performed at or prior to the Closing.

         10. Rule 144. The Company covenants that it will file the reports required to be filed by it under the Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder (or, if it ceases to be required to file such reports, it will, upon the request of the Investor, make publicly available other information that fulfills the information requirements set forth in Rule 144 (c) (2)), and it will take such further action as the Investor may reasonably request, all to the extent required from time to time to enable the Investor to sell the Common Stock without registration under the Act within the limitation of the exemptions provided by (a) Rule 144 under the Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of the Investor, the Company will deliver to it a written statement as to whether the Company has complied with such information disclosure and other requirements.

         11. Expenses. The Company agrees that it will pay in the aggregate up to $25,000 of the Investor's and the members' legal and other expenses incurred in connection with this Offering. All expenses of the Investor or any member in excess of $25,000 shall be borne solely by them.

         12.      Notices.

                  (a) Any notice required to be given or delivered to the Investor or the Members shall be mailed first class, postage prepaid, return receipt requested, to the Investor's address shown on the signature page hereof.

                  (b) Any notice required to be given or delivered to the Company shall be mailed first class, postage prepaid, return receipt requested, to:

                           U.S. Energy Systems, Inc.
                           515 N. Flagler Drive, Suite 702
                           W. Palm Beach, FL 33401
                           Attn: Richard A. Nelson, President and CEO

         13. Break-up Fee. The Company shall pay the Investor a break-up fee (the "Break-up Fee") in the amount of $100,000 if the Company refuses for reasons within its control to issue the Preferred Stock to the Investor as set forth herein, and engages in a corporate financing transaction with another investor within 90 days of the termination of the Offering.

         14. Survival of Representations and Warranties. All representations and warranties and agreements hereunder shall survive execution of this Agreement and delivery of the Securities.

         15. Governing Law. This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within that State.


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         IN WITNESS WHEREOF, the undersigned has executed this Subscription
Agreement as of the date first above written.

                                    ENERGY SYSTEMS INVESTORS LLC, a
                                    Delaware limited liability company

                                    By: /s/ Lawrence I. Schneider
                                        Lawrence I. Schneider, Manager



The terms of the foregoing including the subscription described therein are agreed to and accepted on this 20th day of March, 1998:

U.S. ENERGY SYSTEMS, INC.


By: /s/ Richard H. Nelson
    Richard H. Nelson, President and CEO


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